Exhibit (g)(1)

INVESTMENT MANAGEMENT AGREEMENT

AGREEMENT, dated _______________, 2012, among the following parties, each of which is a Delaware limited liability company: BlackRock Alternatives Allocation FB TEI Portfolio LLC (the "Feeder Fund"), BlackRock Alternatives Allocation Master Portfolio LLC (the "Master Fund," together with the Feeder Fund, the "Funds"), and BlackRock Advisors, LLC (the "Advisor"), a Delaware limited liability company.

WHEREAS, the Advisor has agreed to furnish investment advisory services to the Funds, each a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and the Advisor is willing to furnish such services upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and among the parties hereto as follows:

1.           In General.  The Advisor agrees, all as more fully set forth herein, to act as investment advisor to each Fund with respect to the investment of such Fund's assets and to supervise and arrange for the day-to-day operations of such Fund and the purchase of securities for and the sale of securities held in the investment portfolio of such Fund.

2.           Duties and Obligations of the Advisor with Respect to Investment of Assets of each Fund.  Subject to the succeeding provisions of this section and subject to the direction and control of each Fund's Board of Directors (collectively, the "Board of Directors"), the Advisor shall (i) act as investment advisor for and supervise and manage the investment and reinvestment of each Fund's assets and in connection therewith have complete discretion in purchasing and selling securities and other assets for such Fund and in voting, exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of such Fund; (ii) supervise continuously the investment program of each Fund and the composition of its investment portfolio; (iii) arrange, subject to the provisions of paragraph 4 hereof, for the purchase and sale of securities and other assets held in the investment portfolio of each Fund; and (iv) provide investment research to each Fund.

3.           Duties and Obligations of Advisor with Respect to the Administration of each Fund.  The Advisor also agrees to furnish office facilities and equipment and clerical, bookkeeping and administrative services (other than such services, if any, provided by a Fund's custodian, transfer agent and dividend disbursing agent and other service providers) for each Fund.  To the extent requested by a Fund, the Advisor agrees to provide the following administrative services:

(a)           Oversee the determination and publication of each Fund's net asset value in accordance with the Fund's policy as adopted from time to time by the Board of Directors;

(b)           Oversee the maintenance by each Fund's custodian, transfer agent and dividend disbursing agent of certain books and records of the Funds as required under Rule 31a-1(b)(4) of the 1940 Act and maintain (or oversee maintenance by such other persons as approved by the Board of Directors) such other books and records required by law or for the proper operation of the Funds;

(c)           Oversee the preparation and filing of the Funds' federal, state and local income tax returns and any other required tax returns;

(d)           Review the appropriateness of and arrange for payment of the Funds' expenses;

(e)           Prepare for review and approval by officers of each Fund, financial information for the Fund's semi-annual and annual reports, proxy statements and other communications required or otherwise to be sent to owners of the units of limited liability company interests (the “Unitholders”) of the Feeder Fund, and arrange directly or through the administrator for the printing and dissemination of such reports and communications to Unitholders;

(f)           Prepare for review by an officer of each Fund periodic financial reports required to be filed with the Securities and Exchange Commission ("SEC") on Form N-SAR, Form N-CSR, Form N-PX, Form N-Q, and such other reports, forms and filings, as may be mutually agreed upon;

(g)           Prepare such reports relating to the business and affairs of the Fund as may be mutually agreed upon and not otherwise appropriately prepared by a Fund's custodian, counsel or auditors;

(h)           Make such reports and recommendations to the Board of Directors concerning the performance of the independent accountants as the Board of Directors may reasonably request or deems appropriate;

(i)           Make such reports and recommendations to the Board of Directors concerning the performance and fees of each Fund's custodian, transfer agent and dividend disbursing agent as the Board of Directors may reasonably request or deems appropriate;

(j)           Oversee and review calculations of fees paid to the Funds' service providers;

(k)           Oversee each Fund's portfolio and perform necessary calculations as required under Section 18 of the 1940 Act, if any;

(l)           Consult with each Fund's officers, independent accountants, legal counsel, custodian, accounting agent, transfer agent and dividend disbursing agent in establishing the accounting policies of such Fund and monitor financial and Unitholder accounting services;

(m)           Review implementation of any unit purchase programs authorized by the Board of Directors;

(n)           Determine the amounts available, if any, for distribution as dividends and distributions to be paid by each Fund to its Unitholders and prepare and arrange for the printing of dividend notices to Unitholders, if applicable;

(o)           Prepare such information and reports as may be required by any banks from which a Fund borrows funds, if any;

(p)           Provide such assistance to the custodian and the Funds' counsel and auditors as generally may be required to properly carry on the business and operations of the Funds;

(q)           Assist in the preparation and filing of Forms 3, 4, and 5 pursuant to Section 30(h) of the 1940 Act for the Directors and officers of each Fund, such filings to be based on information provided by those persons;

(r)           Prepare or cause to be prepared proxy soliciting material, as necessary, and transmit to Unitholders of record; and

(s)           Supervise any other aspects of each Fund's administration as may be agreed to by the Funds and the Advisor.

All services are to be furnished through the medium of any directors, officers or employees of the Advisor or its affiliates and through financial intermediaries as the Advisor deems appropriate in order to fulfill its obligations hereunder.  The Advisor may from time to time, in its sole discretion to the extent permitted by applicable law, appoint one or more sub-advisors, including, without limitation, affiliates of the Advisor, to perform investment advisory services with respect to the Funds, assign all or a portion of this agreement to any of its affiliates or, subject to applicable law, utilize the personnel of any of its affiliates to render any of the services to be provided pursuant to this Agreement.  The Advisor may terminate any or all sub-advisors in its sole discretion at any time to the extent permitted by applicable law.

The Funds will reimburse the Advisor or its affiliates for all out-of-pocket expenses incurred by them in connection with the performance of the administrative services described in this paragraph 3, excluding amounts paid to financial intermediaries as compensation for providing distribution and investor services.

4.           Covenants.  (a)  In the performance of its duties under this Agreement, the Advisor shall at all times conform to, and act in accordance with, any requirements imposed by: (i)  the provisions of the 1940 Act and the Investment Advisers Act of 1940 (the "Advisers Act"), and all applicable Rules and Regulations of the Securities and Exchange Commission; (ii) any other applicable provision of law; (iii) the provisions of the Limited Liability Company Agreement (the "LLC Agreement") and By-Laws of each Fund, as such documents are amended from time to time; (iv) the investment objectives and policies of each Fund as set forth in its Registration Statement on Form N-2; and (v) any policies and determinations of the Board of Directors of each Fund; and

(b)           In addition, the Advisor will:

(i)           place orders either directly with the issuer or with any broker or dealer.  Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, the Advisor will attempt to obtain the best price and the most favorable execution of its orders.  In placing orders, the Advisor will consider the experience and skill of the firm's securities traders as well as the firm's financial responsibility and administrative efficiency.  Consistent with this obligation, the Advisor may select brokers on the basis of the research, statistical and pricing services they provide to each Fund and other clients of the Advisor.  Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by the Advisor hereunder.  A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Advisor determines in good faith that such commission is reasonable in terms either of the transaction or the overall responsibility of the Advisor to the Funds and its other clients and that the total commissions paid by each Fund will be reasonable in relation to the benefits to such Fund over the long-term.  In no instance, however, will any Fund's securities be purchased from or sold to the Advisor, or any affiliated person thereof, except to the extent permitted by the SEC or by applicable law.  Subject to the foregoing and the provisions of the 1940 Act, the Securities Exchange Act of 1934, as amended, and other applicable provisions of law, the Advisor may select brokers and dealers with which it or a Fund is affiliated;

(ii)           maintain a policy and practice of conducting its investment advisory services hereunder independently of the commercial banking operations of its affiliates.  When the Advisor makes investment recommendations for a Fund, its investment advisory personnel will not inquire or take into consideration whether the issuer of securities proposed for purchase or sale for the Fund's account are customers of the commercial department of its affiliates; and

(iii)           treat confidentially and as proprietary information of each Fund all records and other information relative to such Fund, and such Fund's prior, current or potential Unitholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by such Fund, which approval shall not be unreasonably withheld and may not be withheld where the Advisor may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by such Fund.

5.           Services Not Exclusive.  Nothing in this Agreement shall prevent the Advisor or any officer, employee or other affiliate thereof from acting as investment advisor for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Advisor or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Advisor will undertake no activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement.

6.           Proxy Voting.  Each Fund may delegate to the Advisor, subject to revocation at the discretion of its Board of Directors, the responsibility for voting proxies relating to the Fund's portfolio securities pursuant to written proxy voting policies and procedures established by the Advisor.  Notwithstanding such delegation, with respect to securities or units issued by the Master Fund (or any other investment vehicle or fund in which the Feeder Fund may invest in the future and that is managed by the Advisor or its affiliates), the Feeder Fund will reserve the right, and will not delegate responsibility to the Advisor, to vote any proxies relating to such securities and will vote them in accordance with any applicable requirements under the 1940 Act.

7.           Books and Records.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Advisor hereby agrees that all records which it maintains for a Fund are the property of the Fund and further agrees to surrender promptly to the Fund any such records upon the Fund's request.  The Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

8.           Agency Cross Transactions.  From time to time, the Advisor or brokers or dealers affiliated with it may find themselves in a position to buy for certain of their brokerage clients (each an "Account") securities which the Advisor's investment advisory clients wish to sell, and to sell for certain of their brokerage clients securities which advisory clients wish to buy.  Where one of the parties is an advisory client, the Advisor or the affiliated broker or dealer cannot participate in this type of transaction (known as a cross transaction) on behalf of an advisory client and retain commissions from one or both parties to the transaction without the advisory client's consent.  This is because in a situation where the Advisor is making the investment decision (as opposed to a brokerage client who makes his own investment decisions), and the Advisor or an affiliate is receiving commissions from both sides of the transaction, there is a potential conflicting division of loyalties and responsibilities on the Advisor's part regarding the advisory client.  The SEC has adopted a rule under the Advisers Act that permits the Advisor or its affiliates to participate on behalf of an Account in agency cross transactions if the advisory client has given written consent in advance.  By execution of this Agreement, the Funds authorize the Advisor or its affiliates to participate in agency cross transactions involving an Account.  A Fund may revoke its consent at any time by written notice to the Advisor.

9.           Expenses.  During the term of this Agreement, the Advisor will bear all costs and expenses of its employees and any overhead incurred in connection with its duties hereunder and shall bear the costs of any salaries or Directors' fees of any officers or Directors of the Funds who are affiliated persons (as defined in the 1940 Act) of the Advisor; provided that the Board of Directors of a Fund may approve reimbursements to the Advisor of the pro rata portion of the salaries, bonuses, health insurance, retirement benefits and all similar employment costs for the time spent on Fund operations (including, without limitation, compliance matters) (other than the provision of investment advice and administrative services required to be provided hereunder) of all personnel employed by the Advisor who devote substantial time to Fund operations or the operations of other investment companies advised by the Advisor.

10.           Compensation of the Advisor.

(a)           Each Fund agrees to pay to the Advisor and the Advisor agrees to accept as full compensation for all services rendered by the Advisor as such, a quarterly fee in arrears at an annual rate equal to 1.00% of its month-end net assets (before the accrual of the investment management fee for that month and after the accrual of any expense reimbursements owned to the Funds by the Advisor pursuant to any expense limitation arrangements for that month), accrued monthly.  For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be.

(b)           The Feeder Fund, directly or indirectly, invests all or substantially all of its investable assets in the Master Fund. For so long as the Feeder Fund invests through the Master Fund, any successor investment vehicle to the Master Fund, or one or more other or additional investment vehicles that operate as a master fund (subject to applicable statutes, regulations, and interpretations thereof or exemptions therefrom), the Advisor shall not be entitled to any fee from the Feeder Fund pursuant to Section 10(a) with respect to that portion of the Feeder Fund's assets that are so invested. Should the Feeder Fund's Board of Directors determine that it is in the best interests of the Feeder Fund and its Unitholders to withdraw some or all of the Feeder Fund's investment in the Master Fund (or any other additional or successor investment vehicle), the Advisor will directly manage, or supervise the direct management of, such assets of the Feeder Fund in accordance with the terms of this Agreement and shall be compensated for managing such assets in accordance with Section 10(a).

(c)           For purposes of this Agreement, the net assets of each Fund shall be calculated pursuant to the procedures adopted by resolutions of the Directors of such Fund for calculating the value of such Fund's assets or delegating such calculations to third parties.

11.           Indemnity.  (a)  A Fund may, with the prior consent of the Board of Directors of the Fund, including a majority of the Directors of the Fund who are not "interested persons" of the Fund (as defined in Section 2(a)(19) of the 1940 Act), indemnify the Advisor, and each of the Advisor's directors, officers, employees, agents, associates and controlling persons and the directors, partners, members, officers, employees and agents thereof (including any individual who serves at the Advisor's request as director, officer, partner, member or the like of another entity) (each such person being an "Indemnitee") against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees (all as provided in accordance with applicable state law) reasonably incurred by such Indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which such Indemnitee may be or may have been involved as a party or otherwise or with which such Indemnitee may be or may have been threatened, while acting in any capacity set forth herein or thereafter by reason of such Indemnitee having acted in any such capacity, except with respect to any matter as to which such Indemnitee shall have been adjudicated not to have acted in good faith in the reasonable belief that such Indemnitee's action was in the best interest of the Fund and furthermore, in the case of any criminal proceeding, so long as such Indemnitee had no reasonable cause to believe that the conduct was unlawful; provided, however, that (1) no Indemnitee shall be indemnified hereunder against any liability to the Fund or its Unitholders or any expense of such Indemnitee arising by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negligence or (iv) reckless disregard of the duties involved in the conduct of such Indemnitee's position (the conduct referred to in such clauses (i) through (iv) being sometimes referred to herein as "disabling conduct"), (2) as to any matter disposed of by settlement or a compromise payment by such Indemnitee, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination that such settlement or compromise is in the best interests of the Fund and that such Indemnitee appears to have acted in good faith in the reasonable belief that such Indemnitee's action was in the best interest of the Fund and did not involve disabling conduct by such Indemnitee and (3) with respect to any action, suit or other proceeding voluntarily prosecuted by any Indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such Indemnitee was authorized by a majority of the full Board of Directors of the Fund, including a majority of the Directors of the Fund who are not "interested persons" of the Fund (as defined in Section 2(a)(19) of the 1940 Act).

(b)           A Fund may make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Fund receives a written affirmation of the Indemnitee's good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Fund unless it is subsequently determined that such Indemnitee is entitled to such indemnification and if the Directors of the Fund determine that the facts then known to them would not preclude indemnification.  In addition, at least one of the following conditions must be met:  (A) the Indemnitee shall provide security for such Indemnitee undertaking, (B) the Fund shall be insured against losses arising by reason of any unlawful advance, or (C) a majority of a quorum consisting of

Directors of the Fund who are neither "interested persons" of the Fund (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding ("Disinterested Non-Party Directors") or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Indemnitee ultimately will be found entitled to indemnification.

(c)           All determinations with respect to the standards for indemnification hereunder shall be made (1) by a final decision on the merits by a court or other body before whom the proceeding was brought that such Indemnitee is not liable or is not liable by reason of disabling conduct, or (2) in the absence of such a decision, by (i) a majority vote of a quorum of the Disinterested Non-Party Directors of the Fund, or (ii) if such a quorum is not obtainable or, even if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written opinion.  All determinations that advance payments in connection with the expense of defending any proceeding shall be authorized and shall be made in accordance with the immediately preceding clause (2) above.

The rights accruing to any Indemnitee under these provisions shall not exclude any other right to which such Indemnitee may be lawfully entitled.

12.           Limitation on Liability.  (a)  The Advisor will not be liable for any error of judgment or mistake of law or for any loss suffered by Advisor or by the Funds in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its duties under this Agreement.

(b)           Notwithstanding anything to the contrary contained in this Agreement, the parties hereto acknowledge and agree that, as provided in Section 2.9 of Article II of each Fund’s LLC Agreement, this Agreement is executed by the Directors and/or officers of the Funds, not individually but as such Directors and/or officers of the Funds, and the obligations hereunder are not binding upon any of the Directors or Unitholders individually but bind only the estate of the Funds.

13.           Duration and Termination.  This Agreement shall become effective on the date hereof and, unless sooner terminated with respect to a Fund as provided herein, shall continue in effect for a period of two years.  Thereafter, if not terminated, this Agreement shall continue in effect with respect to a Fund for successive periods of 12 months, provided such continuance is specifically approved at least annually by both (a) the vote of a majority of the Fund's Board of Directors or the vote of a majority of the outstanding voting securities of the Fund at the time outstanding and entitled to vote, and (b) by the vote of a majority of the Directors who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval.  Notwithstanding the foregoing, this Agreement may be terminated by a Fund at any time, without the payment of any penalty, upon giving the Advisor 60 days' notice (which notice may be waived by the Advisor), provided that such termination by the Fund shall be directed or approved by the vote of a majority of the Directors of the Fund in office at the time or by the vote of the holders of a majority of the voting securities of the Fund at the time outstanding and entitled to vote, or by the Advisor on 60 days' written notice (which notice may be waived by the Fund).  This Agreement will also immediately terminate in the event of its assignment.  (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested person" and "assignment" shall have the same meanings of such terms in the 1940 Act.)

14.           Notices.  Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

15.           Amendment of this Agreement.  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.  Any amendment of this Agreement shall be subject to the 1940 Act.

16.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act.

17.           Use of the Name BlackRock.  The Advisor has consented to the use by each Fund of the name or identifying word "BlackRock" in each Fund's name.  Such consent is conditioned upon the employment of the Advisor as the investment advisor to such Fund.  The name or identifying word "BlackRock" may be used from time to time in other connections and for other purposes by the Advisor and any of its affiliates.  The Advisor may require a Fund to cease using "BlackRock" in the name of the Fund if such Fund ceases to employ, for any reason, the Advisor, any successor thereto or any affiliate thereof as investment advisor of the Fund.  If so required by the Advisor, the Fund will cease using "BlackRock" in its name as promptly as practicable and make all reasonable efforts to remove "BlackRock" from its name including calling a special meeting of Unitholders.

18.           Miscellaneous.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

19.           Counterparts.  This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers, all as of the day and the year first above written.

BLACKROCK ALTERNATIVES ALLOCATION FB TEI PORTFOLIO LLC

By:	/s/ Brendan Kyne
	Name:	Brendan Kyne
	Title:	Vice President

BLACKROCK ADVISORS, LLC

By:	/s/ Neal Andrews
	Name:	Neal Andrews
	Title:	Managing Director

BLACKROCK ALTERNATIVES ALLOCATION MASTER PORTFOLIO LLC

By:	/s/ Brendan Kyne
	Name:	Brendan Kyne
	Title:	Vice President

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